Winner Medical Appoints BDO China as Independent Auditor

SHENZHEN, China, December 23, 2011 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today announced that BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO China”) has been appointed as the Company’s independent registered public accounting firm to replace BDO Limited (“BDO Hong Kong”), which resigned on December 23, 2011.

The decision to change auditors was not the result of any disagreements between the Company and BDO Hong Kong on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. BDO Hong Kong’s resignation was purely a business decision related to providing certain types of services, and was not caused by any action or inaction of Winner Medical.

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe, and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

Contact:

Winner Medical Group Inc.
Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858
Email: investors@winnermedical.com

ICR Inc.
Mr. Rob Koepp
Phone: +86-10-6583-7516 or +1-646-405-5171
E-mail: robert.koepp@icrinc.com